Filed Pursuant to Rule 424(b)(2)

File No. 333-180728

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Notes Linked to a Global ETF Basket due January 8, 2020	$1,663,000	$226.83

(1)

The total filing fee of $226.83 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 267 dated December 28, 2012 (To Product Supplement No. 7 dated September 10, 2012, Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Upside Participation ETF Linked Notes (Averaging)
Market Linked Notes Notes Linked to a Global ETF Basket due January 8, 2020

■	Linked to a Global ETF Basket comprised of the SPDR® S&P 500® ETF Trust (65%); the iShares® MSCI EAFE Index Fund (25%); and the iShares® MSCI Emerging Markets Index Fund (10%)

■

Potential for a positive return at maturity based on the percentage increase, if any, from the starting price of the basket to the average ending price. The payment at maturity will reflect the following terms:

■

If the average ending price is greater than the starting price, you will receive the original offering price plus a positive return at maturity equal to 100% of the percentage increase from the starting price to the average ending price

■ If the average ending price is less than the starting price, you will receive the original offering price at maturity, but you will not receive any positive return on your investment

■	Average ending price of the basket based on the average of fund closing prices of the basket components on specified dates occurring quarterly during the term of the notes

■	Repayment of the original offering price at maturity regardless of basket performance

■	All payments on the notes are subject to the credit risk of Wells Fargo & Company

■	No periodic interest payments or dividends

■	No exchange listing; designed to be held to maturity

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-8 and “Risk Factors” in the accompanying product supplement.

The notes are unsecured obligations of Wells Fargo & Company and all payments on the notes are subject to the credit risk of Wells Fargo & Company. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	$1,000	$15	$985
Total	$1,663,000	$24,945	$1,638,055

(1)

See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal.

Wells Fargo Securities

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Investment Description

The Notes Linked to a Global ETF Basket due January 8, 2020 are senior unsecured debt securities of Wells Fargo & Company that provide:

(i)	the possibility of a positive return at maturity if, and only if, the average ending price of the basket of exchange traded funds (the “Basket”) is greater than the starting price of the Basket; and

(ii)	repayment of principal regardless of the performance of the Basket.

All payments on the notes are subject to the credit risk of Wells Fargo.

The Basket is comprised of the following three unequally-weighted basket components, with each basket component having the weighting noted parenthetically:

¡

the SPDR® S&P 500® ETF Trust (65%), an exchange traded fund that seeks to track the S&P 500 Index (an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market);

¡

the iShares® MSCI EAFE Index Fund (25%), an exchange traded fund that seeks to track the MSCI EAFE Index (an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada); and

¡

the iShares® MSCI Emerging Markets Index Fund (10%), an exchange traded fund that seeks to track the MSCI Emerging Markets Index (an equity index that is designed to measure equity performance in global emerging markets).

You should read this pricing supplement together with product supplement no. 7 dated September 10, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

¡	Product Supplement No. 7 dated September 10, 2012, filed with the SEC on September 10, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512385940/d407901d424b2.htm

¡	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

SPDR® and S&P 500® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The notes are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or S&P Financial. Neither the SPDR Trust nor S&P Financial makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. Neither the SPDR Trust nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the SPDR® S&P® 500 ETF Trust.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund.

PRS-2

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Investor Considerations

We have designed the notes for investors who:

¡	seek exposure to the average upside performance of the Basket, without exposure to any decline in the Basket, by:

☐

participating 100% in the percentage increase, if any, in the value of the Basket from the starting price to the average ending price, where the average ending price is based on the average of fund closing prices of the basket components on specified dates occurring quarterly during the term of the notes; and

☐	providing for the repayment of principal at maturity regardless of the performance of the Basket;

¡	understand that if the average ending price of the Basket is not greater than the starting price, they will not receive any positive return on their investment in the notes;

¡	are willing to forgo interest payments on the notes and dividends on shares of the basket components; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	seek certainty of receiving a return on their investment;

¡	seek exposure to the upside performance of the Basket as measured solely from the pricing date to a date near stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to the equity markets, including foreign developed equity markets and foreign emerging equity markets;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; or

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Terms of the Notes

Market Measure:

A basket (the “Basket”) comprised of the following basket components, with the average component return of each basket component having the weighting noted parenthetically: the SPDR S&P 500 ETF Trust (65%); the iShares MSCI EAFE Index Fund (25%); and the iShares MSCI Emerging Markets Index Fund (10%).

Pricing Date:	December 28, 2012

Issue Date:	January 3, 2013 (T+3)

Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a face amount of $1,000.

Redemption Amount:	The “redemption amount” per note will equal: • if the average ending price is greater than the starting price: $1,000 plus:
$1,000	x	average ending price –starting price	x participation rate	; or
starting price
• if the average ending price is less than or equal to the starting price: $1,000.

Stated Maturity Date:	January 8, 2020, subject to postponement if a market disruption event occurs or is continuing on the final calculation day.

Starting Price:	The “starting price” is 100.

Average Ending Price:

The “average ending price” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 65% of the average component return of the SPDR S&P 500 ETF Trust; (B) 25% of the average component return of the iShares MSCI EAFE Index Fund; and (C) 10% of the average component return of the iShares MSCI Emerging Markets Index Fund.

Participation Rate:	The “participation rate” is 100%.

Average Component Return:

The “average component return” of a basket component will be equal to:

average component price – initial component price

initial component price

where,

• the “initial component price” is the fund closing price of such basket component on the pricing date; and

• the “average component price” will be the arithmetic average of the fund closing prices of such basket component on the calculation days.

The initial component prices of the basket components are as follows: SPDR S&P 500 ETF Trust ($139.87); iShares MSCI EAFE Index Fund ($56.01); and iShares MSCI Emerging Markets Index Fund ($43.70).

Calculation Days:

Quarterly, on the last trading day of each March, June, September and December, commencing March 2013 and ending December 2019. A calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

PRS-4

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Terms of the Notes (Continued)

Material Tax Consequences:

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. We urge you to read the discussion on page PS-20 of the product supplement for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

In addition, if you are not a United States holder, as that term is defined under “United States Federal Income Tax Considerations” in the product supplement, you should review the discussions set forth under “United States Federal Income Tax Considerations—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities” on page PS-23 of the product supplement and “United States Federal Income Tax Considerations—Non-United States Holders” on page PS-23 of the product supplement.

Under the rules governing contingent payment debt instruments, you will generally be required to accrue interest on the notes in accordance with the comparable yield for the notes. We have determined that the comparable yield for the notes is equal to 1.70% per annum, compounded semi-annually, with a single projected payment at maturity of $1,126.05 based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar-year basis, we have determined that you will generally be required to include the following amount of ordinary income for each $1,000 investment in the notes each year, subject to the adjustments described below to reflect the actual payment in the year in which the notes mature:

	Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Issue Date (per $1,000 note) as of End of Accrual Period

	Issue Date through December 31, 2013	$16.93	$16.93
Comparable Yield and Projected Payment Schedule:	January 1, 2014 through December 31, 2014	$17.36	$34.29
	January 1, 2015 through December 31, 2015	$17.65	$51.94
	January 1, 2016 through December 31, 2016	$17.96	$69.90
	January 1, 2017 through December 31, 2017	$18.27	$88.17
	January 1, 2018 through December 31, 2018	$18.57	$106.74
	January 1, 2019 through December 31, 2019	$18.89	$125.63
	January 1, 2020 through Stated Maturity Date	$0.42	$126.05

However, in 2020, the amount of ordinary income that you will be required to pay taxes on from owning each $1,000 of notes may be greater or less than $126.05, depending upon the amount you receive on the stated maturity date. If the amount you receive on the stated maturity date is greater than $1,126.05 for each $1,000 investment in the notes, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2020 by an amount that is equal to such excess. Conversely, if the amount you receive on the stated maturity date is less than $1,126.05 for an investment of $1,000, you would be required to make a negative adjustment. If the amount of such difference is less than or equal to $0.42, the negative adjustment would decrease the amount of ordinary income that you recognize in 2020 by an amount equal to such difference. If the amount of such difference is greater than $0.42, that is, the amount you receive on the stated maturity date is less than $1,125.63 for each $1,000 investment in the notes, you would recognize an ordinary loss in 2020. See “United States Federal Income Tax Considerations” on page PS-20 of the product supplement.

PRS-5

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Terms of the Notes (Continued)

Agent:

Wells Fargo Securities, LLC. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $15.00 per note. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), one of our affiliates.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RMJ7

PRS-6

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the redemption amount) calculated as follows:

PRS-7

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Selected Risk Considerations

Your investment in the notes will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances. The indices underlying the basket components are sometimes referred to collectively as the “underlying indices” and individually as an “underlying index.”

•

You May Not Receive Any Positive Return On Your Investment In The Notes. Any amount you receive on the notes at stated maturity in excess of the original offering price will depend on the percentage increase, if any, in the average ending price of the Basket relative to the starting price. Because the value of the Basket will be subject to market fluctuations, the average ending price may be less than the starting price, in which case you will only receive the original offering price of your notes at stated maturity. Even if the average ending price is greater than the starting price, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date.

•

No Periodic Interest Will Be Paid On The Notes, But You Will Be Required To Accrue Interest Income Over The Term Of The Notes. No periodic payments of interest will be made on the notes. However, the notes will be treated as debt instruments subject to special rules governing contingent payment obligations. Accordingly, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the notes based on the comparable yield and the projected payment schedule for the notes. The comparable yield and projected payment schedule are determined solely to calculate the amounts you will be taxed on prior to maturity and are neither a prediction nor a guarantee of what the actual redemption amount will be. See “United States Federal Income Tax Considerations.”

•

The Average Ending Price Will Be Based On The Average Of Fund Closing Prices Of The Basket Components On Calculation Days Occurring Quarterly During The Term Of The Notes And Therefore May Be Less Than The Value Of The Basket At Stated Maturity. For purposes of determining the redemption amount you receive at stated maturity, the performance of the Basket will be measured based on the percentage change from the starting price to the average ending price. The average ending price will be calculated based on the average component return of each basket component, which in turn will be calculated by reference to averages of the fund closing prices of the basket components on calculation days occurring quarterly over the term of the notes. This method of measuring the performance of the Basket may result in a lower redemption amount at stated maturity than an alternative measure based solely on the fund closing prices of the basket components on a date at or near stated maturity.

You should understand, in particular, that if the value of the Basket is greater at or near stated maturity than it was, on average, on the calculation days occurring quarterly over the term of the notes, the notes will underperform the actual return on the Basket. For example, if the value of the Basket increases at a more or less steady rate over the term of the notes, the average ending price of the Basket will be less than the value of the Basket at or near stated maturity, and the notes will underperform the actual return on the Basket. This underperformance will be especially significant if there is a significant increase in the value of the Basket later in the term of the notes. In addition, because of the way the average ending price is calculated, it is possible that you will not receive any positive return on your investment at stated maturity even if the value of the Basket at or near stated maturity is significantly greater than its value on the pricing date. One scenario in which this may occur is when the value of the Basket declines early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

•

The Notes Are Subject To The Credit Risk Of Wells Fargo. The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

•

The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, offering expenses and the projected profit that our hedge counterparty

PRS-8

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Selected Risk Considerations (Continued)

(which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your notes will also be affected by the participation rate and by the market and other conditions discussed in the next risk consideration.

•

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the notes prior to stated maturity will be affected by the value of the Basket on any prior calculation days, the then-current value of the Basket, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the notes: Basket performance; interest rates; volatility of the Basket; time remaining to maturity; dividend yields on the securities included in the Basket; volatility of currency exchange rates; correlation between currency exchange rates and the Basket; events involving companies included in the Basket; and our credit ratings, financial condition and results of operation.

•

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop. The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

•	The Amount You Receive On The Notes Will Depend Upon The Performance Of The Basket And Therefore The Notes Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Notes Could Be Less Than If You Owned The Shares Of The Basket Components. Your return on the notes will not reflect the return you would realize if you actually owned the shares of the basket components because, among other reasons, the redemption amount will be determined by reference only to the average ending price, which will be calculated by reference only to the fund closing prices of the shares of the basket components without taking into consideration the value of dividends and other distributions paid on such shares.

•

Historical Prices Of The Basket Components Or The Securities Included In The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Notes.

•	Changes That Affect The Basket Components Or The Underlying Indices May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Underlying Indices.

•

We And Our Affiliates Have No Affiliation With The Sponsors Of The Basket Components Or The Sponsors Of The Underlying Indices And Have Not Independently Verified Their Public Disclosure Of Information.

•

Changes In The Value Of One Or More Basket Components May Offset Each Other. Price movements in the basket components may not correlate with each other. Even if the average component price of one or more of the basket components increases, the average component price of one or more of the other basket components may not increase as much or may even decline in value. Therefore, in calculating the average ending price of the Basket, increases in the average component price of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the average component price of one or more of the other basket components. This may be particularly the case with the Basket since one of the basket components has a 65% weighting in the Basket.

•

An Investment Linked To The Shares Of The Basket Components Is Different From An Investment Linked To The Underlying Indices. The performance of the shares of a basket component may not exactly replicate the performance of the related underlying index because the basket component may not invest in all of the securities included in the related underlying index and because the basket component will reflect transaction costs and fees that are not included in the calculation of the related underlying index. A basket component may also hold securities or derivative financial instruments not included in the related underlying index. It is also possible that a basket component may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of a basket component are traded on a securities exchange and are subject to

PRS-9

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Selected Risk Considerations (Continued)

market supply and investor demand, the value of a share of a basket component may differ from the net asset value per share of such basket component. As a result, the performance of a basket component may not correlate perfectly with the performance of the related underlying index, and the return on the notes based on the performance of the basket components will not be the same as the return on securities based on the performance of the related underlying indices.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Basket Components.

•	Anti-dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.

•

An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets. Two of the basket components include the stocks of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

In addition, one of the basket components includes companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in two of the basket components may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of such basket components which could, in turn, adversely affect the value of the notes.

•

Exchange Rate Movements May Impact The Value Of The Notes. The notes will be denominated in U.S. dollars. Since the value of securities included in two of the basket components is quoted in a currency other than U.S. dollars and, as per such basket components, is converted into U.S. dollars or another currency, the amount payable on the notes on the maturity date will depend in part on the relevant exchange rates.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•

Potential Conflicts Of Interest Could Arise Between You And Us. One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting price and the average ending price, calculating the redemption amount, determining whether adjustments should be made to the adjustment factors, determining whether adjustments should be made to the average ending price and determining whether a market disruption event has occurred. In addition, we or one or more of our affiliates may, at present or in the future, publish research reports on the basket components or the underlying indices or the companies whose securities are included in the basket components or the underlying indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the price of the basket components or the closing price of securities included in the underlying indices and, therefore, the value of the notes. In addition, we or one or more of our affiliates may, at present or in the

PRS-10

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Selected Risk Considerations (Continued)

future, engage in business with the companies whose securities are included in the basket components or the underlying indices. These activities may present a conflict between us and our affiliates and you.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Price Of The Basket Components, Prices Of Securities Included In The Basket Components Or The Value Of The Notes.

PRS-11

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Hypothetical Returns

The following table illustrates, for a range of hypothetical average ending prices of the Basket:

•	the hypothetical percentage change from the starting price to the hypothetical average ending price;

•	the hypothetical redemption amount payable at stated maturity per note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical average ending price	Hypothetical percentage change from the starting price to the hypothetical average ending price	Hypothetical redemption amount payable at stated maturity per note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
150.00	50.00%	$1,500.00	50.00%	5.86%
140.00	40.00%	$1,400.00	40.00%	4.85%
130.00	30.00%	$1,300.00	30.00%	3.77%
120.00	20.00%	$1,200.00	20.00%	2.62%
115.00	15.00%	$1,150.00	15.00%	2.00%
110.00	10.00%	$1,100.00	10.00%	1.36%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
79.00	-21.00%	$1,000.00	0.00%	0.00%
70.00	-30.00%	$1,000.00	0.00%	0.00%
60.00	-40.00%	$1,000.00	0.00%	0.00%
50.00	-50.00%	$1,000.00	0.00%	0.00%
25.00	-75.00%	$1,000.00	0.00%	0.00%
0.00	-100.00%	$1,000.00	0.00%	0.00%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual average ending price.

PRS-12

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming average component returns as indicated in the examples. In order to more clearly present the hypothetical movements of the basket components, the graphs accompanying the hypothetical calculations use different scales for the fund closing prices on the vertical axis.

Example 1. The basket components generally appreciate earlier in the term of the notes and depreciate later in the term of the notes, and the redemption amount is greater than the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	139.87	56.01	43.70
Average Component Price	202.99	79.25	62.41
Average Component Return	45.13%	41.49%	42.81%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (65% x 45.13%) + (25% x 41.49%) + (10% x 42.81%)] = 143.9880

Since the average ending price is greater than the starting price, the redemption amount would equal:

$ 1,000 +	$1,000	x	143.9880 – 100	x 100%	= $	1,439.88
100

On the stated maturity date you would receive $1,439.88 per note.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the fund closing prices of the basket components on a date near maturity. In this scenario, the fund closing prices of the basket components increase early in the term of the notes, remain consistently above their initial component prices for a significant period of time and then decrease to prices below the average component prices near maturity of the notes. Note that, as Example 2 illustrates, there are other scenarios in which the averaging approach would result in a lower return at maturity.

PRS-13

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Hypothetical Payments at Stated Maturity (Continued)

Example 2. The basket components generally depreciate earlier in the term of the notes and appreciate later in the term of the notes, and the redemption amount is equal to the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	139.87	56.01	43.70
Average Component Price	137.62	55.21	44.09
Average Component Return	-1.61%	-1.43%	0.89%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (65% x -1.61%) + (25% x -1.43%) + (10% x 0.89%)] = 98.6850

Since the average ending price is less than the starting price, the redemption amount would equal $1,000.

On the stated maturity date you would receive $1,000 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the fund closing prices of the basket components on a date near maturity. In this scenario, the fund closing prices of the basket components decrease early in the term of the notes, remain consistently below the initial component prices for a significant period of time and then increase later in the term of the notes, with prices near maturity of the notes that are greater than the initial and average component prices. Although the fund closing prices of the basket components near maturity are significantly greater than the initial component prices, you would not receive any return on your notes.

PRS-14

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Hypothetical Payments at Stated Maturity (Continued)

Example 3. The basket components generally appreciate over the term of the notes, and the redemption amount is greater than the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	139.87	56.01	43.70
Average Component Price	226.99	95.52	65.91
Average Component Return	62.29%	70.54%	50.82%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (65% x 62.29%) + (25% x 70.54%) + (10% x 50.82%)] = 163.2055

Since the average ending price is greater than the starting price, the redemption amount would equal:

$ 1,000 +	$1,000	x	163.2055 – 100	x 100%	= $	1,632.06
100

On the stated maturity date you would receive $1,632.06 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the fund closing prices of the basket components on a date near maturity. In this scenario, the fund closing prices of the basket components steadily increase over the term of the notes, resulting in fund closing prices near maturity that are greater than the average component prices.

PRS-15

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Hypothetical Payments at Stated Maturity (Continued)

Example 4. The SPDR S&P 500 ETF Trust generally depreciates, and the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund generally appreciate, over the term of the notes, and the redemption amount is greater than the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	139.87	56.01	43.70
Average Component Price	99.23	88.16	64.32
Average Component Return	-29.06%	57.40%	47.19%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (65% x -29.06%) + (25% x 57.40%) + (10% x 47.19%)] = 100.1800

Since the average ending price is greater than the starting price, the redemption amount would equal:

$ 1,000 +	$1,000	x	100.1800 – 100	x 100%	= $	1,001.80
100

On the stated maturity date you would receive $1,001.80 per note.

In this example, the fund closing price of the SPDR S&P 500 ETF Trust generally decreases over the term of the notes, and the fund closing prices of the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund generally increase over the term of the notes. Although the average component price is significantly greater than the initial component price for two of the three basket components, the average ending price is only slightly greater than the starting price. This scenario illustrates the disproportionate effect that the performance of the SPDR S&P 500 ETF Trust will have on the determination of the average ending price.

To the extent that the average component returns and the average ending price differ from the values assumed above, the results indicated above would be different.

PRS-16

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

Hypothetical Historical Performance of the Basket

The Basket will represent a weighted portfolio of the following three basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P 500 ETF Trust (65%); the iShares MSCI EAFE Index Fund (25%); and the iShares MSCI Emerging Markets Index Fund (10%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The SPDR S&P 500 ETF Trust,” “The iShares MSCI EAFE Index Fund” and “The iShares MSCI Emerging Markets Index Fund.” The Basket does not reflect the performance of all major securities markets.

While historical information on the value of the Basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the Basket for the period from April 11, 2003 to December 28, 2012 assuming that the Basket was constructed on April 11, 2003 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”) without independent verification.

The values of the Basket depicted in the graph below have been calculated in a manner that is different from the manner in which the average ending price of the Basket will be determined. The value of the Basket depicted on any date in the graph below is based on the fund closing price of each basket component on that date (relative to its fund closing price on April 11, 2003). By contrast, the average ending price of the Basket will be calculated based on the average of fund closing prices of the basket components on calculation days occurring quarterly during the term of the notes (relative to the fund closing prices of the basket components on the pricing date).

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-17

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

The SPDR S&P 500 ETF Trust

The SPDR S&P 500 ETF Trust is an exchange traded fund that seeks to track the S&P 500 Index, an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. See “The SPDR S&P 500 ETF Trust” in Annex A to the product supplement for additional information about the SPDR S&P 500 ETF Trust.

We obtained the closing prices listed below from Bloomberg without independent verification. You can obtain the value of the SPDR S&P 500 ETF Trust at any time from Bloomberg under the symbol “SPY” or from the SPDR website at www.spdrs.com. No information contained on the SPDR website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the SPDR S&P 500 ETF Trust for the period from January 1, 2002 to December 28, 2012. The closing price on December 28, 2012 was $139.87.

PRS-18

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

The SPDR S&P 500 ETF Trust (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the SPDR S&P 500 ETF Trust for each quarter in the period from January 1, 2002 through September 30, 2012 and for the period from October 1, 2012 to December 28, 2012.

	High	Low	Last
2002
First Quarter	$117.62	$108.02	$114.52
Second Quarter	$114.57	$97.56	$98.96
Third Quarter	$99.31	$79.95	$81.79
Fourth Quarter	$94.28	$78.10	$88.23
2003
First Quarter	$93.33	$80.52	$84.74
Second Quarter	$101.66	$86.04	$97.63
Third Quarter	$104.60	$96.42	$99.95
Fourth Quarter	$111.28	$102.08	$111.28
2004
First Quarter	$116.38	$109.46	$113.10
Second Quarter	$115.27	$108.83	$114.53
Third Quarter	$113.66	$106.85	$111.76
Fourth Quarter	$121.36	$109.86	$120.87
2005
First Quarter	$122.78	$116.54	$118.05
Second Quarter	$121.58	$113.82	$119.17
Third Quarter	$124.70	$119.46	$123.02
Fourth Quarter	$127.82	$117.50	$124.50
2006
First Quarter	$130.99	$125.51	$129.84
Second Quarter	$132.63	$122.57	$127.25
Third Quarter	$133.74	$123.35	$133.57
Fourth Quarter	$143.07	$133.07	$141.66
2007
First Quarter	$146.01	$137.41	$142.07
Second Quarter	$154.15	$142.24	$150.38
Third Quarter	$155.03	$141.13	$152.67
Fourth Quarter	$156.44	$140.90	$146.39
2008
First Quarter	$144.94	$127.90	$131.89
Second Quarter	$143.08	$127.69	$128.04
Third Quarter	$130.70	$111.38	$116.54
Fourth Quarter	$116.00	$75.95	$90.33
2009
First Quarter	$93.44	$68.11	$79.44
Second Quarter	$95.09	$81.00	$91.92
Third Quarter	$107.33	$87.95	$105.56
Fourth Quarter	$112.67	$102.54	$111.44
2010
First Quarter	$117.40	$105.87	$116.99
Second Quarter	$121.79	$103.22	$103.22
Third Quarter	$114.79	$102.20	$114.12
Fourth Quarter	$125.92	$113.75	$125.78
2011
First Quarter	$134.57	$126.21	$132.51
Second Quarter	$136.54	$126.81	$131.97
Third Quarter	$135.46	$112.26	$113.17
Fourth Quarter	$128.68	$109.93	$125.50
2012
First Quarter	$141.61	$127.49	$140.72
Second Quarter	$141.79	$128.10	$136.27
Third Quarter	$147.24	$133.51	$143.93
October 1, 2012 to December 28, 2012	$146.27	$135.70	$139.87

PRS-19

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

The iShares MSCI EAFE Index Fund

The iShares MSCI EAFE Index Fund is an exchange traded fund that seeks to track the MSCI EAFE Index, an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada. See “The iShares MSCI EAFE Index Fund” in Annex A to the product supplement for additional information about the iShares MSCI EAFE Index Fund.

We obtained the closing prices listed below from Bloomberg without independent verification. You can obtain the value of the iShares MSCI EAFE Index Fund at any time from Bloomberg under the symbol “EFA” or from the iShares website at www.ishares.com. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares MSCI EAFE Index Fund for the period from January 1, 2002 to December 28, 2012. The closing price on December 28, 2012 was $56.01.

PRS-20

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

The iShares MSCI EAFE Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI EAFE Index Fund for each quarter in the period from January 1, 2002 through September 30, 2012 and for the period from October 1, 2012 to December 28, 2012.

	High	Low	Last
2002
First Quarter	$40.76	$36.10	$40.03
Second Quarter	$41.81	$37.82	$39.52
Third Quarter	$39.60	$30.43	$31.73
Fourth Quarter	$34.97	$30.00	$33.00
2003
First Quarter	$34.15	$28.81	$30.20
Second Quarter	$37.77	$30.67	$36.10
Third Quarter	$40.38	$36.07	$39.00
Fourth Quarter	$45.59	$40.22	$45.59
2004
First Quarter	$48.10	$45.12	$47.20
Second Quarter	$48.10	$43.38	$47.67
Third Quarter	$47.40	$44.47	$47.13
Fourth Quarter	$53.42	$47.13	$53.42
2005
First Quarter	$55.25	$51.26	$52.96
Second Quarter	$53.83	$51.28	$52.39
Third Quarter	$58.48	$51.95	$58.10
Fourth Quarter	$60.94	$54.72	$59.43
2006
First Quarter	$65.38	$60.33	$64.92
Second Quarter	$70.58	$59.46	$65.39
Third Quarter	$68.36	$61.70	$67.75
Fourth Quarter	$74.33	$67.94	$73.22
2007
First Quarter	$76.72	$70.90	$76.26
Second Quarter	$81.78	$76.50	$80.77
Third Quarter	$83.62	$73.94	$82.59
Fourth Quarter	$86.10	$78.24	$78.50
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter	$55.80	$49.15	$54.90
Second Quarter	$55.51	$46.55	$49.96
Third Quarter	$55.15	$47.62	$53.00
October 1, 2012 to December 28, 2012	$56.88	$51.96	$56.01

PRS-21

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

The iShares MSCI Emerging Markets Index Fund

The iShares MSCI Emerging Markets Index Fund is an exchange traded fund that seeks to track the MSCI Emerging Markets Index, an equity index that is designed to measure equity performance in global emerging markets. See “The iShares MSCI Emerging Markets Index Fund” in Annex A to the product supplement for additional information about the iShares MSCI Emerging Markets Index Fund.

We obtained the closing prices listed below from Bloomberg without independent verification. You can obtain the value of the iShares MSCI Emerging Markets Index Fund at any time from Bloomberg under the symbol “EEM” or from the iShares website at www.ishares.com. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares MSCI Emerging Markets Index Fund for the period from April 11, 2003 to December 28, 2012. The closing price on December 28, 2012 was $43.70.

PRS-22

Market Linked Notes

Notes Linked to a Global ETF Basket due January 8, 2020

The iShares MSCI Emerging Markets Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI Emerging Markets Index Fund for each quarter in the period from April 11, 2003 through September 30, 2012 and for the period from October 1, 2012 to December 28, 2012.

	High	Low	Last
2003
April 11, 2003 to June 30, 2003.	$13.62	$11.08	$13.32
Third Quarter	$15.89	$13.47	$15.10
Fourth Quarter	$18.21	$15.50	$18.21
2004
First Quarter	$19.84	$18.38	$19.50
Second Quarter	$20.20	$15.88	$17.96
Third Quarter	$19.17	$16.96	$19.17
Fourth Quarter	$22.43	$18.90	$22.43
2005
First Quarter	$24.65	$21.21	$22.53
Second Quarter	$24.37	$21.70	$23.87
Third Quarter	$28.34	$23.94	$28.29
Fourth Quarter	$29.83	$25.05	$29.42
2006
First Quarter	$33.59	$30.52	$33.00
Second Quarter	$37.03	$27.32	$31.30
Third Quarter	$33.10	$29.20	$32.26
Fourth Quarter	$38.20	$31.77	$38.06
2007
First Quarter	$39.54	$35.10	$38.83
Second Quarter	$44.40	$39.15	$43.88
Third Quarter	$50.13	$39.50	$49.82
Fourth Quarter	$55.73	$47.18	$50.10
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
First Quarter	$48.69	$44.63	$48.69
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
First Quarter	$44.76	$38.23	$42.94
Second Quarter	$43.54	$36.68	$39.19
Third Quarter	$42.37	$37.42	$41.32
October 1, 2012 to December 28, 2012	$43.76	$40.14	$43.70

PRS-23